EXHIBIT 10(i)

                 SERVICE AGREEMENT UNDER SOUTHERN COMPANIES,
                    FEDERAL ENERGY REGULATORY COMMISSION
                        ELECTRIC TARIFF VOLUME NO.4
                         MARKET-BASED RATE TARIFF

THIS SERVICE AGREEMENT is entered into as Of November 21, 1996, by and among Gulf Power Company (the "Company"), Southern Company Services, Inc. ("SCS"), as agent for the Company, and Florida Public Utilities Company, on behalf of its Marianna division ("FPUC"). The Company, FPUC and SCS are sometimes hereinafter referred to collectively as the "parties" and individually as a "party".

W I T N E S S E T H:

That in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto for themselves, their successors and assigns, have mutually agreed with each other as follows:

        1. Scope of Service.

                1.1 The Company agrees, during the term of this Service Agreement to provide FPUC's Marianna division its full requirements for electric service, and FPUC agrees to pay for such service, all in accordance with Southern Companies' Electric Tariff Volume No.4 -
Market-Based Rate Tariff ( the "Tariff") on file with the Federal Energy Regulatory Commission ("FERC") and the rate schedule set forth on Appendix A hereto.

                1.2 The terms and conditions of such service shall be governed by (1) the Tariff, as it exists at the time of this Service Agreement or as subsequently amended or superseded and (2) the terms and conditions set forth herein. The Tariff as it exists or as subsequently amended or superseded is incorporated herein by reference. To the extent the terms and conditions of the Tariff are inconsistent with those set forth herein, the provisions of this Service Agreement shall control.

                1.3 Service -under -his Service Agreement supersedes service provided by Company to FPUC -under the Company's FERC Electric Tariff, Second Revised Volume No. as amended from time to time.

                1.4 FPUC shall not purchase electric energy elsewhere without the written consent of the Company unless (1) the Company fails to furnish energy to FPUC in accordance with the terms of this Agreement, or (2) FPUC is legally obligated to accept energy from a cogenerator or small power producer under the rules of any agency having such jurisdiction.

	2. Term and Termination of Service Agreement.

This Service Agreement shall be effective upon the date above written. Electric service under this Service Agreement shall commence on January 1, 1997 (the "Commencement Date") and shall continue for an initial term of eleven (11) years after the Commencement Date. Thereafter, this Agreement shall automatically renew for additional, successive 12-month periods. Notwithstanding the foregoing, (1) FPUC may terminate this Service Agreement upon --two (2) years prior written notice; provided, however, no notice of termination may be given prior to the end of the fifth (5th) year of the initial. term and (ii) Company may terminate this Service Agreement upon two (2) years prior written notice after the ninth (9th) year of the initial term.

In the event FPUC provides the Company notice of termination of this Service Agreement because FPUC has received a good faith offer from a third party to serve FPUC, the Company shall have a right of first refusal to match such offer and to continue to serve FPUC -under a revised rate and applicable terms and conditions.

	3. Demand and Energy Rates

                3.1 The demand and energy rates for the sale of capacity and energy hereunder are set forth on Appendix A which is incorporated herein by reference. The parties agree that these rates are fixed for the term of this Service Agreement; provided, however, that the Company shall have the right to modify -he rates set forth on Appendix A for increases in cost due to changes in Legal Requirements. For the purposes of this Section 3.1, "Legal Requirements" shall mean any law, code, statute, regulation, rule, ordinance, judgment, injunction, order or other requirement of a governmental authority having jurisdiction over "the matter in question, which is valid and applicable to the matter in question at the time of the execution of this Service Agreement or anytime thereafter during the term.

                3.2 If pursuant to Section 3.1, Company elects to modify the rates set forth on Appendix A for increases in cost due to changes in Legal Requirements, FPUC may terminate this Service Agreement upon at least two (2) years prior written notice to the Company.

	4. Payments.

Payments and billing for the service rendered hereunder shall be made in accordance with the terms of the Tariff.

        5. Company and FPUC Facilities.

                5.1 FPUC will exercise diligence to use the electric service furnished by the Company with a view to securing efficiency of the Company's apparatus and system in keeping with generally accepted good operating standards and will maintain a power factor as near unity as practicable consistent with good engineering practices. FPUC and the Company will construct their facilities in accordance with specifications at Least equal to those prescribed by the National Electrical Safety Code of the United States Bureau of Standards, and will maintain their said facilities at all times in a safe operating condition and will use electric service equally from the three chases as nearly as practicable.

                5.2 If a differential of more than 15% between the current flowing in any two phases exists at the time of FPUC's maximum monthly demand, FPUC, upon notice from the Company, will take reasonable action to correct such condition as soon as practicable.

                5.3 In order to insure safe operating practices in the event FPUC shall receive electrical energy from a supplier different from the Company, adequate provision shall be made to insure that under no circumstances, can the other supplier's system be interconnected so as to operate in parallel with that of the Company, except with the consent of the Company.

                5.4 FPUC will give the Company as much prior notice as is reasonably practicable of temporary switching of load between delivery points. Temporary switching will be undertaken by the FPUC only after consultation and coordination with the Company.

	6.   Service Locations.

The electric energy to be furnished by the Company under this Service Agreement shall be delivered to FPUC at the following delivery points:
Altha substation, Blountstown substation, Caverns Road substation, Chipola substation and the Marianna substation.

	7.   Service Specifications

                7.1 The Company shall furnish electric service of the characteristics at the points of delivery:

			Phase:		3
			Wire:		3
			Cycles:		60
                        Voltage:        12,470
                        Current:        Alternating

			KVA Capacity:
			Altha:		4,000 KVA
			Blountstown:	5,000 KVA
			Caverns Road:	13,300 KVA
                        Chipola:        24,000 KVA
                        Marianna:       24,000 KVA
			Total:		70,300 KVA

                7.2 FPUC shall use reasonable diligence to take and use electric energy hereunder from each of the phases in such a manner that the total energy shall be divided equally between the three phases.

                7.3 In the event FPU's maximum capacity requirement at any delivery point at any time exceeds the contract capacity by more than ten (10) percent at such delivery point FPU shall be liable for any resulting damage to the Company's facilities and equipment. If damage does result from an excess of more than ten (10) percent then a new contract supplement shall be executed reflecting the increased capacity requirement as contract capacity.

                7.4 if FPU desires that the Company establish service to an additional point of delivery, the parties agree to use reasonable best efforts to establish such service and to allocate responsibility for any associated costs.

	8.   Measurement of Energy

                8.1 The electric energy to be supplied by the Company hereunder will be measured by appropriate meters as the Company may select which together with metering equipment, shall be Installed, owned and maintained by the Company at its expense in a suitable place or building upon the FPUC's premises.

                8.2 FPUC will at its expense provide a suitable place or building, in accordance with plans approved by the Company, for the proper housing of meters and other electrical equipment furnished by the Company. The Company will make all final connections to its system at the point of delivery.

                8.3 Al1 meters, wires and other appliances furnished by the Company will remain in the property of -the Company and FPUC will use reasonable diligence to protect the property of the Company on its premises.

	9.  Meter Test.

                9.1 Each meter used in determining the demand for or amount of electric energy supplied hereunder shall, by comparison with accurate standards, be tested and calibrated by the Company at intervals of not to exceed twelve (12) months. Upon request of FPUC, the Company shall notify FPUC of such tests so that FPUC may have a representative present. If a meter shall be found incorrect or inaccurate, it shall be restored to an accurate condition or a new meter shall be substituted.

                9.2 FPUC shall have the right to request that a special meter test be made at any time. If any test made at FPUC's request discloses that the meter tested is registering correctly, or within 2% of normal, FPUC shall bear the expense of such test. The expense of all other test shall be borne by the Company.

                9.3 The results of all such . Tests and calibrations shall be open to examination by FPUC and a report of every test shall be furnished to FPUC as soon as reasonably practical. Any meters tested and found to be not more than 2% normal above or below normal shall be considered to be correct and accurate insofar as correction of billing is concerned. If, as a result of any test, any meter is found to register in excess of 2% either above or below normal, then the readings of such meter previously taken for billing purposes shall be corrected according to the percentage of inaccuracy so found, but no such correction shall extend beyond ninety (90) days previous to the day on which the inaccuracy is discovered by such test.

                9.4 For any period that a meter f ailed to register, it shall be assumed that the demand, or electric energy delivered, as the case may be, during said period is the same as that for a period of like operation to be agreed upon by the Company and FPUC during which such meter was in service and operating.

	10.  Change in Load.

Whenever possible, reasonable notice shall be given by FPUC to the Company respecting any material changes proposed in the connected load or In the characteristics of such load at the service locations.

	11.  Continuity of Service and Consumption.

The Company does not guarantee *that the supply of electric service will be free from temporary interruptions, or from reasonable restrictions upon the use of energy to assure service reliability throughout the Southern company electric system; provided, however, such restrictions shall be no more stringent than the Company imposes on service to other customers in like circumstances. Such temporary interruptions of or restrictions upon the Company's service shall not constitute a breach of this Service Agreement on the part of the Company, and the Company shall not be liable to FPUC for damages resulting therefrom. In the event of interruptions or restrictions upon service, the Company will restore normal service as soon as it can reasonably do so, and will, at all times, exert itself toward the end of supplying as nearly constant service as is reasonably practicable. In the case of impaired or defective service, FPUC shall be immediately give notice to the nearest office of the Company by telephone, confirming such notice in writing on the same date such notice Is given.

	12.  Access to Service Locations.

Each party shall give ail necessary permission to each other to enable the agents of the other party to carry out this Service Agreement and will give each other the right by their duly authorized agents and employees to enter the premises of the other at all reasonable times for the purposes of reading or checking meters; for inspecting, testing, repairing, renewing or exchanging any or all of its equipment which may be located on the property of the other; or performing any other work incident to rendering the service hereby contracted for.

	13. Liability for Accidents.

                13.1 The electric energy supplied hereunder is supplied upon the express condition that after it passes the metering equipment of the Company, or other point of delivery, it becomes the property of FPUC and the Company shall not be liable for loss or damage to any person or property whatsoever, resulting directly or indirectly from the use, misuse or presence of said electric energy on FPUC's premises, or elsewhere after it passes the point of delivery to FPUC, except where such loss or damage shall be shown to have been 3ccasioned by the negligence of the Company, its agents or employees in operating and maintaining the Company's property used in supplying service hereunder.

                13.2 FPUC agrees to keep its lines, apparatus, appliances and all other equipment in safe condition and will and does hereby agree to indemnify and save harmless the Company from the payment of any sum or sums of money to any person whomsoever, including attorney's fees and court costs, which, it may be called upon to pay on account of damages to property or fatal or personal injuries to individuals resulting from or which may be in any way caused by the condition, operation and maintenance of the lines, apparatus, appliances and other equipment belonging to FPUC. Provided, however that this agreement to indemnify and save harmless the Company shall not apply to damages or injuries caused or contributed to by the negligence of the Company.

                13.3 It is understood and agreed that FPUC will deliver to the Company, at least fifteen (15) days prior to the beginning of service hereunder, certificate of insurance issued by a reputable insurance company authorized to do business in the State of Florida, jointly protecting and indemnifying the Company and FPUC against all Liability and expense on account of claims and suits for injuries or damages to persons or property arising out of the service rendered to or by FPUC which shall be in form and substance reasonably acceptable to the Company.

                13.4 FPUC agrees to pay all premiums and other charges due on said policies and keep said policies in force during the entire life of this Agreement. Provided, however, that the Company agrees to pay that part of the premiums on the above policies which is in excess of the amount that FPUC would be charged if it were the sole beneficiary thereunder.

	14.  Default.

                14.1 Whenever FPUC has violated any of the terms of this Service Agreement, or has failed to pay any bill accruing on or before the fifteenth (15th) day after the due date of such billing, the Company may discontinue the supply of electric energy provided at least fifteen(15) days written notice has been given of such intention to discontinue the service, unless the FPUC shall correct such violation or shall pay such bill, before the expiration of such fifteen (15) days notice provided, however, that the foregoing shall not be applicable to the extent that a bona fide dispute exists. No delay by the Company in enforcing any of its rights hereunder shall be deemed a waiver of such rights, nor shall a waiver by the Company of one of FPUC's defaults be deemed a waiver of any other or subsequent default.

                14.2 Where service is discontinued for cause, as set forth above, the Company reserves the right to terminate service upon giving thirty (30) days written notice of its intent to do 30. Upon such --termination, FPUC shall pay the Company, in addition to any unpaid charges for service, an amount equal to the difference between the original cost, depreciated at the annual rate of 3.0%, and the net salvage value on such date of any utility plant installed and completed within five years of such termination to provide service at any delivery point. The "utility plant installed" includes the Company's incremental investment in (a) transmission investment required solely for FPU's service at such delivery point and 'b) distribution and transformation investment required solely for FPU's service at such delivery point or the proportionate share of such investment for service to such delivery point in the event the Company's investment is devoted in part to service to others at such delivery point.

                14.3 Upon the termination of service for cause, Company may proceed by appropriate proceedings, judicial, administrative or otherwise at Law, in equity or otherwise, to protect and enforce its rights, to recover any damages to which it may be entitled, and to enforce performance by FPUC, including specific performance of FPUC's obligations hereunder.

	15.   Transfer of Service Agreement and Assignment of Claim.

Neither this Service Agreement nor any interest herein nor any claim arising hereunder shall be transferred or assigned by the Company or by FPUC to any party or parties without the prior written consent of the other party hereto.

	16.   Regulation.

The provision of -service under this Service Agreement and the Tariff is subject to the jurisdiction of the Federal Energy Regulatory Commission and any other governmental authorities having jurisdiction over the matters set forth herein.

	17.   Successors and Assigns.

This Service Agreement shall be binding upon the successors or legal assigns of either of the parties hereto.

	18.   Sole Agreement.

This Service Agreement supersedes, as of the effective date hereof, all previous agreements or representations, whether written or oral, hereto in effect between the Company and FPUC with respect to matters herein contained, and constitutes the sole agreement by the parties hereto concerning these matters.

	19.	Confidentiality.

The Parties agree to keep confidential and not to disclose to third parties the terms and conditions of this Service Agreement for the term hereof; provided however, each party shall have the right to disclose such information to the extent required or appropriate to comply with the requirements of law and to obtain the requisite approvals needed for the consummation of this Service Agreement.

(Remainder of Page intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereunto have caused this Service
Agreement to be executed by their duly authorized officers.

SOUTHERN COMPANY SERVICES, INC. an agent for the Company

By: /s/ Signature of file

Title: Vice President

Date:  November 22, 1996

THE FLORIDA PUBLIC UTILITIES CO.
on behalf of its Marianna division

By: /s/ John T. English

Title: Senior Vice President

Date:  December 2. 1996


                              APPENDIX A

                            RATE SCHEDULE

For each billing month, the Customer Charge will be calculated as follows:

Customer Charge	=	Demand Charge plus Energy Charge plus
                        Transformation Charge plus Delivery
                        Point Charge: where

Demand Charge

      The Demand Charge includes a Transmission Services Fee, an
Ancillary Services Fee and a Generation Services Fee.

The Transmission Services Fee will be determined in accordance with Network Integration Transmission Service under Southern
Companies Open Access Transmission Tariff.

The Ancillary Services Fee includes Scheduling, System Control and Dispatch Service and Reactive Supply and Voltage Control. at the rates set forth in Southern Companies Open Access Transmission Tariff. Regulation and Frequency Response Service, Energy Imbalance Service, Operating Reserve - Spinning Reserve Service and Operating Reserve - Supplemental Reserve Service are not required under Southern Companies Open Access Transmission Tariff.

The Generation Services Fee of the Demand Charge will be calculated as follows:

     Generation Services Fee = (Billing Demand times Demand Rate) minus (Transmission Services Fee plus Ancillary Services Fee); where

     Billing Demand = sum of the integrated hourly demands of the points of delivery during the hour coincident with the southern Electric System Territorial Peak Demand.

     Demand Rate has the values set forth in the chart below:

        Monthly Rates           Monthly Rates

	Year		Rate	Year		Rate
        1997             *      2003             *
        1998             *      2004             *
        1999             *      2005             *
        2000             *      2006             *
        2001             *      2007             *
        2002             *

        [*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE
        COMMISSION.]

     After December 31, 2007, the Demand Rate will increase annually at [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE
     COMMISSION.]

Energy Charge

The Energy Charge will be calculated as follows:

      Energy Charge = Energy Usage times Energy Rate; where

      Energy Usage = the total KWh of energy used at the delivery points.

Energy Rate has the values set forth in the chart below:

        Monthly Rates           Monthly Rates

	Year		Rate	Year		Rate
        1997             *      2003             *
        1998             *      2004             *
        1999             *      2005             *
        2000             *      2006             *
        2001             *      2007             *
        2002             *

        [*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE
        COMMISSION.]

        After December 31, 2007, the Energy Rate will increase annually at the [CONFIDENTIAL PORTION OMITTED AND FILED
        SEPARATELY WITH THE COMMISSION.]

Transformation Charge

        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION.] per KVA

        FPUC will be billed based on the product of the above rate and [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION.] The Company shall have the right to adjust the Transformation Charge in the event of modifications to or additions of capability of the existing delivery points or the addition of new delivery points, if any.

Delivery Point Charge

        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION.] per delivery point per month.